Exhibit 10.36
Motorola Long Range Incentive Plan (LRIP) of 2005
(As Amended and Restated as of January 30, 2008)
ELIGIBILITY
Corporate, Senior and Executive Vice Presidents (“Officers”) of Motorola, Inc. (“Motorola”) or a Subsidiary, as recommended by the Chief Executive Officer and approved by the Compensation and Leadership Committee of the Board of Directors (“Committee”), are eligible to participate in the Motorola Long Range Incentive Plan (LRIP) of 2005 (the “Plan”). The Chief Executive Officer and the Chief Operating Officer (if any) are also eligible to participate as approved by the Committee.
PARTICIPATION
Generally, Officers who become eligible to participate during the first quarter of a performance cycle will participate in a full multi-year performance cycle. Officers who become eligible to participate after the first quarter of a performance cycle will participate in the performance cycle on a pro rata basis, except that Officers who become eligible to participate during the last quarter of a performance cycle will not be eligible to participate in the performance cycle.
Participants who lose their eligibility to participate as a result of the lapse of status as an elected officer after the first quarter of a performance cycle will participate in the performance cycle on a pro rata basis if the employment of the participant continues through the last day of the performance cycle. Participants who lose their eligibility to participate in the first quarter of a performance cycle will not be eligible to participate in the performance cycle.
Pro rata awards will be determined on the basis of the number of completed months of employment as an elected officer within the performance cycle.
OVERVIEW
The Plan is being implemented pursuant to the terms and conditions of the Omnibus Incentive Plan of 2003 (“Omnibus Plan”). Here is an overview of the Plan:
»	Performance Cycle

The Plan is based upon multi-year performance cycles selected by the Committee with an initial three-year performance cycle beginning on January 1, 2005.

»	Performance Measures

Performance measures for each cycle will be determined by the Committee based on improvement in economic profit and growth in sales of Motorola during each multi-year performance cycle. Performance measures may apply to performance in each year in the performance cycle, to cumulative performance during the entire performance cycle, or a combination of both. If performance measures are applied to performance in each year in the performance cycle, performance to target for each year shall be divided by the number of years in the performance cycle and added together to determine the award for the entire performance cycle. Awards may be subject to partial forfeiture if Motorola’s total shareholder return for the entire performance cycle does not exceed the median total shareholder return for the performance cycle for a defined comparator group.

Economic profit is defined as net operating profit after tax minus a capital charge.

Net operating profit after tax and sales for each year during a performance cycle shall be determined in accordance with generally accepted accounting principles but shall exclude the effect of all acquisitions with a purchase price of $250 million or more, all gains or losses on the sale of a business, any asset impairment equal to $100 million or more, and any other special items designated by the Committee.

»	Maximum Earned Award

A participant’s maximum earned award will be two times his/her target award. A participant’s target award is established at the commencement of a performance cycle based on a percentage of the participant’s base pay rate in effect at that time. The target award of any participant (other than a participant who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code (a “Covered Employee”)), will be adjusted at the time of promotion, demotion or other change of status and the award earned by the participant will be determined using a blended target award reflecting the period of time before and after the change of status and, if any, the target award applicable to each period. If performance measures are applied to performance in each year in the performance cycle, the target award for a Covered Employee for any succeeding year will be adjusted at the commencement of the next year in the performance cycle.

»	The Payout Process
•	All earned awards will be paid in cash or Company stock, as determined by the Committee in its discretion. To the extent awards are paid in Company stock, the number of shares of stock earned by a participant shall be determined by dividing the amount of the award earned during the performance cycle by the Certification Date Value. The shares will be issued under, and subject to the limitations of, the Omnibus Plan or such other shareholder-approved Company equity-based incentive plan as designated by the Committee.

•	The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing either (1) the cash paid (in the event or a cash payment) by the amount of withholding or (2) the number of earned shares (in the event of a stock payment) by the number of shares determined by dividing the amount of withholding required by the Certification Date Value.

•	Payments will be made as soon as administratively practicable following the close of a performance cycle. A participant has no right to any award until that award is paid.

•	The Committee may reduce the amount of the payment to be made pursuant to this Plan to any participant who is or may be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code at any time prior to payment as a result of the participant’s performance during the performance cycle. The Chief Executive Officer may adjust the amount of the payment to be made pursuant to this Plan to any other participant at any time prior to payment as a result of the participant’s performance during the performance cycle; provided, however, that any such adjustment may not result in a payment to the participant in excess of the participant’s maximum award under the Plan and any such adjustment to a payment to a member of the Senior Leadership Team will be subject to the approval of the Committee.

•	If the Committee determines, in its sole discretion, that a participant has willfully engaged in any activity at any time, prior to the payment of an award, that the Committee determines was, is, or will be harmful to the Company, the participant will forfeit any unpaid award.
SITUATIONS AFFECTING THE PLAN
»	Change in Employment
•	Generally, a participant will be eligible for payment of an earned award only if employment continues through the last day of the performance cycle.

•	Pro rata awards may be possible, however, depending upon the type of employment termination. The table below summarizes how earned awards will generally be prorated in accordance with the type of employment termination:

If employment terminates due to...	The earned award will be...

Death	Pro rated based on the number of completed months of employment within the performance cycle.

Total and Permanent Disability	Pro rated based on the number of completed months of employment within the performance cycle.

Retirement (in all countries other than member states or acceding countries of the European Union)	Pro rated based on the number of completed months of employment within the performance cycle.

Termination of Employment Because of Serious Misconduct	Forfeited.

Change in Employment in Connection with a Divestiture	Forfeited.

Termination of Employment for any Other Reason than Described Above	Forfeited.

For purposes of determining a prorated payout, completed months of employment will include only those months in which the participant is actually working and is an Officer.

•	In the event a participant is reclassified from a higher elected officer level to a lower elected officer level (i.e., (a) from Executive Vice President to either Senior Vice President or Corporate Vice President or (b) from Senior Vice President to Corporate Vice President), the participant’s target award will be recalculated to reflect (a) the higher target award level for the actual number of months completed within the performance cycle while employed in the higher elected officer level and (b) the lower target award level for the actual number of months completed within the performance cycle while employed in the lower elected officer level.

•	In the event a participant is promoted from a lower elected officer level to a higher elected officer level (i.e., (a) from Corporate Vice President to Senior Vice President or Executive Vice President or (b) from Senior Vice President to Executive Vice President), the participant’s target award will be recalculated to reflect (a) the lower target award level for the actual number of months completed within the performance cycle while employed in the lower elected officer level and (b) the higher target award level for the actual number of months completed within the performance cycle while employed in the higher elected officer level.

•	In the event a participant remains on payroll as an active employee at the end of a performance cycle, but is not actually working and/or is on a leave of absence which carries a right to return to work, the participant will be entitled to a pro rata award based on the number of completed months of employment within the performance cycle in which the participant was actually working as an Officer, provided that the participant is otherwise eligible for an award.

•	A prorated payout will be based on final performance results and paid as soon as administratively practicable after the end of a performance cycle.

For purposes of the Plan, “Total and Permanent Disability” and Retirement” will be defined as set forth below:

•	Total and Permanent Disability means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations.

•	Retirement shall only apply in countries other than member states or acceding countries of the European Union and shall mean retirement from Motorola or a Subsidiary as follows:
(i) retiring at or after age 55 with 20 years of service;
(ii) Retiring at or after age 60 with 10 years of service;
(iii) Retiring at or after age 65, without regard to years of service;

(iv) Retiring with any other combination of age and service, at the discretion of the Committee.
Years of service will be based on the participant’s Service Club Date.
»	Change in Control

If Motorola undergoes a Change in Control as defined in the Omnibus Plan:
•	If performance measures are applied to performance in the entire performance cycle, the sales growth and economic profit improvement for the performance cycle will be determined as of the effective date of the Change in Control and pro rata award payments will be made based on the number of completed months of the cycle as of the effective date of the Change in Control.

•	If performance measures are applied to performance in each year in the performance cycle, the sales growth and economic profit improvement for any partial year will be determined as of the date of the Change in Control and performance to target as of that date will be divided by the number of years in the performance cycle and added to the amounts earned in any completed years.

•	Awards will not be subject to any partial forfeiture based on total shareholder return.

•	Awards will be paid in stock as soon as administratively practicable following the effective date of the Change in Control, but no later than 90 days after that date.
DEFINITION OF TERMS
Covered Persons: officers (as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Company.
Policy Restatement: a restatement of the Company’s financial results caused by the intentional misconduct of a Covered Person.
Recoupment Policy: the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as it may be amended from time to time.
Subsidiary: means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.
Serious Misconduct: means any misconduct that is a ground for termination under the Motorola Code of Business Conduct, or human resources policies, or other written policies or procedures.
If a term is used but not defined, it has the meaning given such term in the Omnibus Plan.
RESERVATION AND RETENTION OF COMPANY RIGHTS
•	The selection of any employee for participation in the Plan will not give that participant any right to be retained in the employ of the Company.

•	Participation in the Plan is completely at the discretion of Motorola, and Motorola’s decision to make an award in no way implies that similar awards may be granted in the future.

•	Anyone claiming a benefit under the Plan will not have any right to or interest in any awards unless and until all terms, conditions, and provisions of Plan that affect that person have been fulfilled as specified herein.

•	No employee will at any time have a right to be selected for participation in a future performance period for any fiscal year, despite having been selected for participation in a previous performance period.
GOVERNANCE
It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the participant.
AMENDMENT, MODIFICATION, and TERMINATION
The Committee may amend, modify, or terminate the Plan and the terms applicable to any performance cycle at any time; provided, however, that no such action may adversely affect a participant’s rights under the Plan subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced.
MISCELLANEOUS PROVISIONS
•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

•	To the extent permitted by law, amounts paid under the Plan will not be considered to be compensation for purposes of any benefit plan or program maintained by the Company.

•	All obligations of the Company under the Plan with respect to payout of awards, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business and/or assets of the Company.

•	Effective as of January 1, 2008, all awards to Covered Persons are subject to the terms and conditions of the Recoupment Policy. The Recoupment Policy provides for determinations by the Company’s independent directors of a Policy Restatement. In the event of a Policy Restatement, the Company’s independent directors may require, among other things, reimbursement of the gross amount of any bonus or incentive compensation paid to the Covered Person hereunder on or after January 1, 2008, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon the Covered Person. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.

•	In the event that any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

•	No participant or beneficiary will have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

•	To the extent not preempted by federal law, the Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws of the state of Illinois without giving effect to the principles of conflicts of laws.

•	This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.